Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139                                              TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts:
Investors	Media
Carol Hausner	Tony Loke
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

For Immediate Release

 ImmunoGen, Inc. Files IND for its HuC242-DM4 Targeted Anticancer Compound

CAMBRIDGE, MA, March 31, 2005 — ImmunoGen, Inc. (Nasdaq: IMGN) today announced that it has submitted an Investigational New Drug application (IND) to the US Food and Drug Administration (FDA) for its huC242-DM4 targeted anticancer therapeutic. HuC242-DM4 — a Tumor-Activated Prodrug (TAP) compound — is in development by the Company for the treatment of CanAg-expressing cancers, such as gastrointestinal and non-small-cell lung cancers. The compound is wholly-owned by ImmunoGen.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “ImmunoGen is committed to the aggressive development of our own products. In November 2004, we announced our decision to take forward huC242-DM4 and our goal of initiation of patient dosing with this compound in mid-2005. We remain on track to achieve that goal. At the same time, we continue to make important progress with our huN901-DM1 compound, which is already in two clinical trials for the treatment of small-cell lung cancer. We plan to report initial Phase II data from one of these trials at the ASCO annual meeting in May, and —also this spring — we intend to initiate a clinical trial with the compound in multiple myeloma, a hematological malignancy.”

ImmunoGen’s TAP technology uses tumor-targeting engineered antibodies to deliver a proprietary cell-killing agent specifically to cancer cells. In the case of huC242-DM4, the CanAg-targeting antibody, huC242, is used to deliver the potent cell-killing agent, DM4, specifically to CanAg-expressing cells. Cancers that express CanAg include colorectal, pancreatic, and other gastrointestinal cancers, as well as many non-small-cell lung cancers. In the case of huN901-DM1, the huN901 antibody is used to deliver the cell-killing agent, DM1, specifically to CD56-expressing cells. Cancers that express CD56 include small-cell lung cancer, other cancers of neuroendocrine origin, and certain hematological malignancies including multiple myeloma and acute myeloid leukemia.

ImmunoGen uses its proprietary TAP technology and antibody expertise to develop its own products. The Company helps fund its product programs by selectively outlicensing its TAP technology to other companies for use with their proprietary antibodies.

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About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting engineered antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, sanofi-aventis, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huN901-DM1 and huC242-DM4; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

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